Exhibit 99.1

IR Contact:	PR Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynmedia.com

VALENCE TECHNOLOGY RECEIVES NASDAQ NOTIFICATION
RELATED TO MINIMUM BID PRICE

AUSTIN, TX (March 9, 2010)– Valence Technology, Inc. (NASDAQ: VLNC) (the “Company”), a leading international energy system manufacturer, today announced that it received written notice on March 8, 2010 from The NASDAQ Stock Market indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2).  The notice has no effect on the listing of the Company’s common stock at this time, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol “VLNC.”

The Company will be provided 180 calendar days, or until September 7, 2010, to regain compliance.  To regain compliance, the bid price of the Company’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180-day period.  If the Company is not in compliance by September 7, 2010, the Company may be afforded a second 180 calendar day grace period if it meets the NASDAQ Capital Market initial listing criteria (except for the minimum bid price requirement), as set forth in Listing Rule 5810(c)(3)(A).  If it otherwise meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, the Company’s common stock will be subject to delisting from the NASDAQ Capital Market.  The Company would then be entitled to appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel and request a hearing.

About Valence Technology, Inc.
Valence Technology is an international leader in the development of safe, long-life lithium iron magnesium phosphate energy storage solutions and provides the enabling technology behind some of the worlds most innovative and environmentally friendly applications.  Founded in 1989, Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence Technology is strategically aligned by five business segments: Motive, Marine, Stationary, Industrial and Military. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol “VLNC.”  For more information, visit www.valence.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. The risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2009, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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